Exhibit 99.1

Tabula Rasa HealthCare Reports Second Quarter 2021 Results

MOORESTOWN, N.J., August 5, 2021 /PRNewswire/ -- Tabula Rasa HealthCare, Inc. (“TRHC”) (Nasdaq: TRHC), a leading healthcare technology company advancing the safe use of medications, today reported financial results for the second quarter ended June 30, 2021.

“The continued strong recovery in PACE and our CareVention HealthCare segment led our second quarter revenue and profitability to be at the high end of our guidance range. As we look ahead to the second half of 2021, we expect our organic revenue growth rates to increase significantly as compared with the first half of 2021. Similarly, we believe our MedWise HealthCare segment is strongly positioned to capitalize on recent new contract wins, favorable industry trends, and its market-leading position in delivering superior clinical programs and outcomes,” said Calvin H. Knowlton, PhD, TRHC’s Chief Executive Officer, Chairman and Founder.

Second Quarter and YTD 2021 Highlights

●	Our net PACE enrollment for the second quarter represented an all-time record and the strong monthly sequential growth we experienced beginning in March 2021 continued through July 2021, placing us slightly ahead of our internal projections as we enter the remaining five months of the year.

●	As of June 30, 2021, our PACE implementation backlog stands at 46 with 20 projected to go live during the second half of 2021 and the remainder scheduled for 2022 (24) and 2023 (two). During the first half of 2021, we completed 15 implementations, including 12 during the second quarter. The recent implementations, current backlog, long-term renewals and healthy growth in our average PACE per member per month (PMPM) through the first half of 2021 highlight the success of our cross-selling efforts.

●	We secured a multi-year renewal with one of our largest MedWise HealthCare clients, providing a strong foundation for future growth in this segment. In addition, revenue from key national accounts signed during early 2020 continues to represent a growing and significant percentage of our medication safety services revenue with revenue from this cohort during the second quarter of 2021 increasing 76% as compared to the first quarter of 2021.

●	Although our second quarter bookings were lower than Q1 2021 due to the execution of certain material contracts slipping into early July, our third quarter bookings are in excess of $10 million as of August 1, 2021, and already represent the highest quarterly sales in company history, driven by our MedWise HealthCare segment. We continue to see momentum and contract wins accelerating as a result of our integration of our MedWise platform into all of our services, with important payer and provider wins in both the Medicare and Commercial markets this past quarter.

Second Quarter 2021 Financial Results

All comparisons, unless otherwise noted, are to the three months ended June 30, 2020.

●	Total revenue - Total revenue of $82.3 million, at the high end of our guidance range of $80.5 million to $82.5 million, increased 7% compared to $76.8 million in 2020. Total revenue included product revenue of $46.9 million, an increase of 19%, and solutions (i.e., software and services) revenue of $35.4 million, a decrease of 5%. The October 2020 acquisition of Personica contributed 5% of inorganic growth during the second quarter.

●	Total revenue by segment

o	CareVention HealthCare revenue increased 21% to $61.2 million, comprised of $46.9 million of PACE product revenue (up 20%) and $14.3 million of PACE solutions revenue (up 25%). Personica contributed 8% of inorganic growth to overall segment growth and continues to perform in line with our original projections.

o	Consistent with previously communicated guidance, MedWise HealthCare revenue decreased 20% to $21.1 million, in line with expectations, primarily comprised medication safety services revenue of $11.1 million (down 30%) and software subscriptions revenue of $10.0 million (down 2%).

●	GAAP net loss - Net loss was $21.1 million compared to a net loss of $14.3 million, driven by our core expenses (i.e. cost of revenue, research and development, sales and marketing, and general and administrative expenses), including stock-based compensation of $12.3 million as compared to $7.2 million a year ago.

●	Non-GAAP Adjusted EBITDA - Non-GAAP Adjusted EBITDA of $6.0 million (7.2% margin), at the midpoint of our guidance range of $5.5 million to $6.5 million, declined as compared to $7.1 million (9.3% margin). The decline was driven by lower revenue and profitability in our MedWise HealthCare segment and increased investments in corporate shared services, specifically sales and marketing, to support our growth strategy.

●	Non-GAAP Adjusted EBITDA by segment - Excluding $11.2 million of shared services:

o	CareVention HealthCare non-GAAP Adjusted EBITDA of $14.1 million (23.0% margin) increased 16% as compared to $12.1 million (23.9% margin) a year ago.

o	MedWise HealthCare non-GAAP Adjusted EBITDA of $3.1 million (14.5% margin) decreased as compared to $4.7 million (17.8% margin) a year ago, primarily due to lower medication safety services revenue.

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

2021 Financial Outlook

Based on current market conditions and our expectations as of today, we are introducing third quarter 2021 guidance as summarized below. Our third quarter 2021 revenue guidance reflects sequential growth of 4% to 9% as compared to the second quarter 2021 and growth of 22% to 28% as compared to a year ago with organic growth estimated to be in the range of 16% to 22%. The key factors driving the dramatic improvement in organic growth versus the first half of 2021 are: 1) the strong recovery in our CareVention HealthCare segment due to positive PACE census trends and strong levels of contracted backlog and 2) a return to positive year-over-year growth within our MedWise HealthCare segment, both in medication safety services resulting from volume/program expansion among our existing client base and as client attrition headwinds subside, as well as software subscriptions, benefiting from newly implemented contracts.

Our guidance for the full year 2021 remains unchanged with our revenue range representing growth of 13% to 20% with organic growth estimated to be in the range of 9% to 16%. The wider than normal revenue and non-GAAP adjusted EBITDA ranges for both the third quarter and full year are the reflection of a high level of ongoing sales activity, concentrated in our MedWise segment including a number of large contracts, that have a range of possible outcomes.

	Three Months Ended September 30, 2021		Year Ended December 31, 2021
	LOW	HIGH	LOW	HIGH

	(in millions except percentages)
Total revenue	$86.0	$90.0	$336.0	$356.0
Year over year growth	22.0%	27.7%	13%	20%
GAAP net loss	$(16.1)	$(14.1)	$(68.4)	$(62.4)
Adjusted EBITDA	$6.0	$8.0	$26.0	$32.0
Adjusted EBITDA margin	7%	9%	8%	9%

Quarterly Conference Call

The second quarter 2021 earnings conference call and webcast will be held tomorrow, Friday, August 6, 2021, at 8:30 a.m. ET. The conference call can be accessed by dialing 844-413-0947 for U.S. participants or 216-562-0423 for international participants, and referencing passcode 4738256 or via a live audio webcast available online at TRHC’s investor website (ir.trhc.com). An audio webcast replay will be available approximately two hours after completion of the call for a period of 90 days thereafter at ir.trhc.com and a replay will be available for seven days by dialing 855-859-2056 for U.S. participants or 404-537-3406 for international participants and referencing passcode 4738256.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (TRHC) provides medication safety solutions that empower healthcare professionals and consumers to optimize medication regimens, combatting medication overload and reducing adverse drug events – the fourth leading cause of death in the U.S. TRHC’s proprietary technology solutions, including DoseMeRx™ and MedWise®, improve patient outcomes, reduce hospitalizations, and lower healthcare costs. TRHC’s extensive clinical tele-pharmacy network improves care for patients nationwide. Its solutions are trusted by health plans and pharmacies to help drive value-based care. For more information, visit TRHC.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with GAAP, TRHC is also reporting Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted Diluted EPS, each of which is considered a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net income or loss excluding certain other expenses, which includes interest expense, provision (benefit) for income tax, depreciation and amortization, change in fair value of acquisition-related contingent consideration (income) expense, settlement costs, severance expense incurred in 2021 related to a realignment of resources, acquisition-related expense, and stock-based compensation expense. TRHC defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of revenue. TRHC defines Adjusted Diluted EPS as net income or loss before fair value adjustments for acquisition-related contingent consideration, amortization of acquired intangibles, amortization of debt discount and issuance costs, settlement costs, severance expense incurred in 2021 related to a realignment of resources, stock-based compensation expense, and the tax impact of those items using a normalized tax rate on pre-tax income (loss) adjusted for those items expressed on a per share basis using weighted average diluted shares outstanding. TRHC considers acquisition-related expense to include non-recurring direct transaction and integration costs, severance, and the impact of purchase accounting adjustments related to the fair value of acquired deferred revenue. TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. Please note that other companies may define their non-GAAP financial measures differently than TRHC.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company's future earnings discussions and, therefore, their inclusion should provide consistency in the company's financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of Adjusted EBITDA and Adjusted Diluted EPS to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that we believe to be reasonable as of today’s date. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include TRHC’s expectations regarding healthcare regulations, industry trends, available opportunities to TRHC, the financial and operating performance of TRHC, the impacts of the COVID-19 pandemic and TRHC’s expectations for 2021. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. These forward-looking statements are based on management's good-faith expectations, judgements and assumptions as of the date of this press release. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the impacts of the ongoing COVID-19 pandemic and other health epidemics; our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable governmental regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”), including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on February 26, 2021, and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.trhc.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash	$12,265	$23,362
Restricted cash	4,657	5,170
Accounts receivable, net	35,262	32,516
Inventories	4,866	4,261
Prepaid expenses	4,462	3,739
Client claims receivable	14,205	14,412
Other current assets	14,038	9,752
Total current assets	89,755	93,212
Property and equipment, net	13,477	15,070
Operating lease right-of-use assets	20,686	21,711
Software development costs, net	35,562	27,882
Goodwill	170,835	170,862
Intangible assets, net	168,686	183,094
Other assets	4,893	2,609
Total assets	$503,894	$514,440
Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance leases	$—	$4
Current operating lease liabilities	4,194	4,402
Acquisition-related contingent consideration	—	166
Acquisition-related notes payable	3,916	16,662
Accounts payable	10,267	11,245
Client claims payable	6,402	7,773
Accrued expenses and other liabilities	40,893	31,968
Total current liabilities	65,672	72,220
Line of credit	22,500	10,000
Long-term debt, net	318,642	239,285
Noncurrent operating lease liabilities	19,473	20,381
Deferred income tax liability, net	1,152	3,354
Other long-term liabilities	678	671
Total liabilities	428,117	345,911

Stockholders' equity:
Common stock	2	2
Treasury stock	(4,292)	(4,018)
Additional paid-in capital	301,932	352,445
Accumulated deficit	(221,865)	(179,900)
Total stockholders’ equity	75,777	168,529
Total liabilities and stockholders’ equity	$503,894	$514,440

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue:
Product revenue	$46,882	$39,373	$88,860	$76,460
Service revenue	35,427	37,461	70,129	73,201
Total revenue	82,309	76,834	158,989	149,661
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	35,085	29,042	66,556	56,241
Service cost	22,178	22,656	44,734	43,530
Total cost of revenue, exclusive of depreciation and amortization	57,263	51,698	111,290	99,771
Operating expenses:
Research and development	5,922	3,821	9,909	8,649
Sales and marketing	6,323	5,027	12,568	10,567
General and administrative	19,948	16,327	37,490	33,294
Change in fair value of acquisition-related contingent consideration (income) expense	—	(100)	—	600
Depreciation and amortization	11,619	10,211	23,244	20,124
Total operating expenses	43,812	35,286	83,211	73,234
Loss from operations	(18,766)	(10,150)	(35,512)	(23,344)
Interest expense, net	2,182	4,668	4,729	9,278
Loss before income taxes	(20,948)	(14,818)	(40,241)	(32,622)
Income tax expense (benefit)	133	(508)	332	(3,875)
Net loss	$(21,081)	$(14,310)	$(40,573)	$(28,747)
Net loss per share, basic and diluted	$(0.91)	$(0.66)	$(1.75)	$(1.34)
Weighted average common shares outstanding, basic and diluted	23,268,131	21,556,646	23,140,043	21,465,772

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(40,573)	$(28,747)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	23,244	20,124
Amortization of deferred financing costs and debt discount	1,172	6,566
Deferred taxes	263	(3,875)
Stock-based compensation	20,951	14,310
Change in fair value of acquisition-related contingent consideration	—	600
Acquisition-related contingent consideration paid	(67)	—
Other noncash items	7	—
Changes in operating assets and liabilities, net of effect from acquisitions:
Accounts receivable, net	(2,737)	(7,773)
Inventories	(605)	(403)
Prepaid expenses and other current assets	(3,811)	3,815
Client claims receivables	207	—
Other assets	(2,546)	(4)
Accounts payable	(926)	(1,588)
Accrued expenses and other liabilities	7,646	(49)
Client claims payables	(1,332)	—
Other long-term liabilities	7	412
Net cash provided by operating activities	900	3,388

Cash flows from investing activities:
Purchases of property and equipment	(970)	(1,447)
Software development costs	(14,011)	(8,898)
Net cash used in investing activities	(14,981)	(10,345)

Cash flows from financing activities:
Proceeds from exercise of stock options	3,082	2,312
Payments for debt financing costs	(8)	—
Borrowings on line of credit	12,500	—
Payment of acquisition-related notes payable	(13,000)	—
Payments of acquisition-related contingent consideration	(99)	—
Repayments of long-term debt and finance leases	(4)	(52)
Net cash provided by financing activities	2,471	2,260

Net decrease in cash and restricted cash	(11,610)	(4,697)
Cash and restricted cash, beginning of period	28,532	46,581
Cash and restricted cash, end of period	$16,922	$41,884

TABULA RASA HEALTHCARE, INC.

UNAUDITED SEGMENT RESULTS

(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenue
CareVention HealthCare:
PACE product revenue	$46,858	$38,930	$88,700	$76,017
PACE solutions	14,347	11,522	28,266	23,093
Total CareVention HealthCare	61,205	50,452	116,966	99,110

MedWise HealthCare:
Product revenue	24	443	160	443
Medication safety services	11,055	15,707	21,780	30,027
Software subscription and services	10,025	10,232	20,083	20,081
Total MedWise HealthCare	21,104	26,382	42,023	50,551

Total Revenue	$82,309	$76,834	$158,989	$149,661

Adjusted EBITDA
CareVention HealthCare	$14,059	$12,077	$26,969	$23,825
MedWise HealthCare	3,050	4,697	4,914	7,528
Shared Services	(11,146)	(9,640)	(22,321)	(19,412)
Total Adjusted EBITDA	$5,963	$7,134	$9,562	$11,941

Adjusted EBITDA margin
CareVention HealthCare	23.0%	23.9%	23.1%	24.0%
MedWise HealthCare	14.5%	17.8%	11.7%	14.9%
Total Adjusted EBITDA margin	7.2%	9.3%	6.0%	8.0%

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(21,081)	$(14,310)	$(40,573)	$(28,747)
Add:
Interest expense, net	2,182	4,668	4,729	9,278
Income tax expense (benefit)	133	(508)	332	(3,875)
Depreciation and amortization	11,619	10,211	23,244	20,124
Change in fair value of acquisition-related contingent consideration (income) expense	—	(100)	—	600
Settlement	500	—	500	—
Severance expense	162	—	162	—
Acquisition-related expense	99	—	217	251
Stock-based compensation expense	12,349	7,173	20,951	14,310
Adjusted EBITDA	$5,963	$7,134	$9,562	$11,941

Total revenue	82,309	76,834	$158,989	$149,661
Adjusted EBITDA margin	7.2%	9.3%	6.0%	8.0%

	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020

	(In thousands except per share amounts)				(In thousands except per share amounts)
Reconciliation of diluted net loss per share to Adjusted Diluted EPS
GAAP net loss, basic and diluted, and net loss per share, basic and diluted	$(21,081)	$(0.91)	$(14,310)	$(0.66)	$(40,573)	$(1.75)	$(28,747)	$(1.34)
Adjustments:
Change in fair value of acquisition-related contingent consideration (income) expense	—		(100)		—		600
Amortization of acquired intangibles	7,069		6,823		14,408		13,645
Amortization of debt discount and issuance costs	402		3,215		904		6,367
Settlement	500		—		500		—
Severance expense	162		—		162		—
Acquisition-related expense	99		—		217		251
Stock-based compensation expense	12,349		7,173		20,951		14,310
Impact to income taxes (1)	229		(1,109)		1,149		(4,544)
Adjusted net (loss) income and Adjusted Diluted EPS	$(271)	$(0.01)	$1,692	$0.07	$(2,282)	$(0.10)	$1,882	$0.08

(1)	The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax income or loss adjusted for the respective items above and then subtracting or adding the tax benefit or provision, respectively, as determined for GAAP purposes.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding, basic and diluted for GAAP	23,268,131	21,556,646	23,140,043	21,465,772
Adjustments:
Weighted average dilutive effect of stock options	—	1,332,551	—	1,358,715
Weighted average dilutive effect of restricted stock	—	510,783	—	497,881
Weighted average dilutive effect of contingent shares	—	58,409	—	66,989
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS (1)	23,268,131	23,458,389	23,140,043	23,389,357

(1)	For the three and six months ended June 30, 2021, we accounted for the convertible senior subordinated notes utilizing the if-converted method. Under this method, we are required to presume that the convertible senior subordinated notes are converted at the beginning of the current period and settled entirely in our common stock. However, no potential shares are assumed outstanding and are excluded from the diluted EPS calculation if including them would have an anti-dilutive effect. For the three and six months ended June 30, 2021, there was no impact on diluted EPS from the convertible senior subordinated notes as the conversion would have had an anti-dilutive effect.

For the three and six months ended June 30, 2020, we accounted for the convertible senior subordinated notes utilizing the treasury stock method. Under this method, we presumed that we would settle the notes entirely or partly in cash. The underlying shares issuable upon conversion of the notes were excluded from the calculation of diluted EPS, except to the extent that the average stock price for the reporting period exceeded their conversion price of $69.95 per share. For the three and six months ended June 30, 2020, there was no impact on diluted EPS from the convertible senior subordinated notes as the conversion price exceeded our average stock price.

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES

(In millions)

	Three Months Ended September 30, 2021		Year Ended December 31, 2021
	LOW	HIGH	LOW	HIGH
Reconciliation from Net Loss Guidance to Adjusted EBITDA Guidance
Net loss:	$(16.1)	$(14.1)	$(68.4)	$(62.4)
Add:
Interest expense	2.2	2.2	9.1	9.1
Income tax expense	—	—	0.6	0.6
Depreciation and amortization	11.5	11.5	46.1	46.1
Settlement	—	—	0.5	0.5
Severance expense	—	—	0.3	0.3
Stock-based compensation expense	8.4	8.4	37.7	37.7
Acquisition-related expense	—	—	0.1	0.1
Adjusted EBITDA	$6.0	$8.0	$26.0	$32.0

Contact:

Investors

Frank Sparacino

fsparacino@trhc.com

T: 312-451-2157

Media

Anthony Mirenda

amirenda@trhc.com

T: 908-380-2143